AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2005
                                                    REGISTRATION NO.  333-______
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                SYSCO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                             74-1648137
(STATE OR OTHER JURISDICTION OF INCORPORATION OR            (I.R.S. EMPLOYER IDENTIFICATION NO.)
                  ORGANIZATION)

                              1390 ENCLAVE PARKWAY
                            HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               MICHAEL C. NICHOLS
             VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                              1390 ENCLAVE PARKWAY
                            HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                           B. JOSEPH ALLEY, JR., ESQ.
                            ARNALL GOLDEN GREGORY LLP
                                171 17TH ST., NW
                                   SUITE 2100
                           ATLANTA, GEORGIA 30309-3450
                                 (404) 873-8500


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                    CALCULATION OF REGISTRATION FEE
--------------------------------- ------------------------------- ------------------------------ -------------------------------
   TITLE OF SECURITIES TO BE                                       PROPOSED MAXIMUM AGGREGATE        AMOUNT OF REGISTRATION
           REGISTERED                AMOUNT TO BE REGISTERED             OFFERING PRICE                      FEE(1)
--------------------------------- ------------------------------- ------------------------------ -------------------------------

Debt Securities                           $1,500,000,000                 $1,500,000,000                   $176,550.00

--------------------------------- ------------------------------- ------------------------------ -------------------------------

(1)  Calculated pursuant to Rule 457 (o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated April 19, 2005


PROSPECTUS

                                 $1,500,000,000

                                SYSCO CORPORATION

                                 DEBT SECURITIES
                                ----------------

     Sysco Corporation may offer and issue from time to time one or more series of debt securities with an aggregate initial offering price not to exceed $1,500,000,000, or the equivalent in foreign currency or units. We will offer debt securities to the public using this prospectus on terms determined by market conditions. We will only issue debt securities that have a maturity of between two years and thirty years. We may issue debt securities in registered form without coupons or in bearer form with or without coupons attached. We may issue debt securities denominated in and/or payable in U.S. dollars or in foreign currency or currency units.

     The applicable prospectus supplement will set forth the ranking of the debt offered under it as senior or subordinated and the specific terms of the debt securities, including:

     o    specific designation and aggregate principal amount;

     o    purchase price and maturity;

     o interest rate or manner of calculation thereof and time of payment of interest, if any;

     o    redemption provisions, if any;

     o    listing, if any, on a securities exchange; and

     o    any other specific terms of such debt securities.

The prospectus supplement will also set forth the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of such debt securities. We will also name the managing underwriters with respect to each series sold to or through underwriters in the applicable prospectus supplement.




           SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS
                RELATING TO AN INVESTMENT IN THE DEBT SECURITIES




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                ----------------

     We may offer debt securities through dealers, underwriters or agents designated from time to time, as set forth in the applicable prospectus supplement. Our net proceeds from any offering will be the purchase price minus the following: the discount if we offer through an underwriter; the commission if we use an agent; and other expenses attributable to issuance and distribution. We may also sell debt securities directly to investors on our own behalf. In the case of sales made directly by us, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements with dealers, underwriters and agents.

                                ----------------

                  THE DATE OF THIS PROSPECTUS IS ________, 2005

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by SYSCO or any underwriter, dealer or agent. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy debt securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                ----------------


     In connection with an offering of debt securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market prices of the debt securities offered hereby or our other securities at levels above those which might otherwise prevail in the open market. They may effect such transactions on an exchange or in the over-the-counter market. If the underwriters commence such stabilizing, it may be discontinued at any time.

                               PROSPECTUS SUMMARY


                                SYSCO CORPORATION

     Sysco Corporation, together with its subsidiaries and divisions, is the largest foodservice marketing and distribution organization in North America, with operations located throughout the United States and Canada. We provide food and related products and services to approximately 400,000 customers, including:

     o    restaurants;
     o    healthcare and educational facilities;
     o    lodging establishments; and
     o    other foodservice customers.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $29 billion in fiscal 2004, both through internal expansion of existing operations and acquisitions. Our operations include:

     o    broadline companies;
     o    specialty produce companies;
     o    custom cut meat operations;
     o    Asian cuisine foodservice operations;
     o    hotel supply operations; and
     o    SYGMA, our chain restaurant distribution subsidiary.

     We distribute a full line of frozen foods, such as:

     o    meats;
     o    fully prepared entrees;
     o    fruits;
     o    vegetables; and
     o    desserts.

     We also distribute a full line of:

     o    canned and dry foods;
     o    fresh meats;
     o    imported specialties; and
     o    fresh produce.

We also supply a wide variety of non-food items, including:

     o    paper products, such as disposable napkins, plates and cups;
     o    tableware, such as china and silverware;
     o    restaurant and kitchen equipment and supplies; and
     o    cleaning supplies.

     Our operating companies distribute both nationally branded merchandise and products packaged as SYSCO private brands.

     Sysco Corporation is a Delaware corporation, incorporated in 1969, and our principal executive offices are located at 1390 Enclave Parkway, Houston, Texas 77077-2099. Our telephone number is (281) 584-1390.

                                  THE OFFERING

     We may issue from time to time one or more series of debt securities with an aggregate initial offering price not to exceed $1,500,000,000, or the equivalent in foreign currency. We will offer debt securities to the public using this prospectus on terms determined by market conditions. We will only issue debt securities that have a maturity of between two years and thirty years. We may issue debt securities in registered form without coupons or in bearer form with or without coupons attached. We may issue debt securities that are denominated and/or payable in U.S. dollars, foreign currency or currency units.

     The applicable prospectus supplement will set forth the ranking of the debt offered under it as senior or subordinated and the specific terms of the debt securities, including:

     o    specific designation and aggregate principal amount;
     o    purchase price and maturity;
     o interest rate or manner of calculation thereof and time of payment of interest, if any;
     o    redemption provisions, if any;
     o    listing, if any, on a securities exchange; and
     o    any other specific terms of such debt securities.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating an investment in debt securities offered hereby.

Because we operate a low margin business, our operating results are very sensitive to inflation and other economic conditions.

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. We make a significant portion of our sales at prices that are based on the cost of products we sell plus a percentage markup. As a result, our profit levels may be negatively impacted during periods of product cost deflation, even though our gross profit percentage may remain relatively constant. Prolonged periods of product cost inflation may also have a negative impact on our profit margins and earnings to the extent such product cost increases are not passed on to customers due to resistance to higher prices. The foodservice industry is sensitive to national and regional economic conditions. Inflation, fuel costs and other factors affecting consumer confidence and the frequency and amount spent by consumers for food prepared away from home may negatively impact our sales and operating results. Sales and operating results are also sensitive to, and may be adversely affected by, other factors, including:

     o    difficulties with the collectability of our accounts receivable;

     o    competitive price pressures;

     o    severe weather conditions; and

     o    unexpected increases in fuel or other transportation-related costs.

Although these factors have not had a material adverse impact on our past operations, there can be no assurance that one or more of these factors will not adversely affect future operating results.

We have significant leverage and debt service obligations.

     Because historically a substantial part of our growth has been the result of acquisitions and capital expansion, our continued growth depends, in large part, on our ability to continue this expansion. As a result, our inability to finance acquisitions and capital expenditures through borrowed funds could restrict our ability to expand. Moreover, any default under the documents governing our indebtedness could have a significant adverse effect on the market value of our common stock and constrain our ability to raise equity capital. Further, our leveraged position may also increase our vulnerability to competitive pressures. As of January 1, 2005, we had approximately $1.1 billion of long-term indebtedness outstanding.

Product liability claims could have a material adverse impact on our business.

     SYSCO, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by us causes injury or illness. With respect to product liability claims, we believe we have sufficient primary or excess umbrella liability insurance. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover all of our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying our products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce our net earnings and earnings per share.

We may be unable to service our customers, and may lose customers if the third parties that supply us are either unwilling or unable to do so on a timely basis.

     We obtain substantially all of our foodservice and related products from third party suppliers. For the most part, we do not have long-term contracts with its suppliers committing them to provide products to us. Although our purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the foodservice products and supplies needed by us in the quantities requested. Because we do not control the actual production of the products we sell, we are also subject to delays caused by interruption in production based on conditions outside our control. These conditions include:

     o    job actions or strikes by employees of suppliers,
     o    weather,
     o    crop conditions,
     o    transportation interruptions, and
     o    natural disasters or other catastrophic events

Our inability to obtain adequate supplies of our foodservice and related products as a result of any of the foregoing factors or otherwise, could mean that we not be able to fulfill our obligations to customers. As a result, our customers may turn to other distributors, and our revenues, liquidity and operating results could be adversely affected.

Work stoppages or labor disputes could have a material adverse effect on our business.

     As of July 3, 2004, approximately 9,100 employees at 51 of our operating companies were members of 59 different local unions associated with the International Brotherhood of Teamsters and other labor organizations. In the remainder of fiscal 2005 and 2006, approximately 19 agreements covering approximately 3,100 employees will expire. Failure of the operating companies to effectively renegotiate these contracts could result in work stoppages. Although our operating subsidiaries have not experienced any significant labor disputes or work stoppages to date, and we believe they have satisfactory relationships with their unions, a work stoppage due to failure of one or more operating subsidiaries to renegotiate a union contract, or otherwise, could have a material adverse effect on us.

Our failure to successfully integrate acquired companies could have a material adverse effect on our business.

     If we are unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, our profitability may decrease. Integration of an acquired business may be more difficult when we acquire a business in a market in which we have limited or no expertise, or with a corporate culture different from ours. If we are unable to integrate acquired businesses successfully, we may incur substantial costs and delays in increasing our customer base. In addition, the failure to integrate acquisitions successfully may divert management's attention from our existing business and may damage our relationships with key customers and suppliers.


                           FORWARD LOOKING STATEMENTS

     Some of the information contained or incorporated by reference in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "could" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     o    the statements discuss our future expectations;
     o the statements contain projections of our future results of operations or of our financial condition; and
     o    the statements state other "forward-looking" information.


     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed above under the section "Risk Factors," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of any of the events described in those risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                                 USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, acquisitions, stock repurchases and repayment of indebtedness.


                       RATIO OF EARNINGS TO FIXED CHARGES

     SYSCO's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                    FISCAL YEAR ENDED
                                                          -----------------------------------------------------------------------
                                           26 WEEKS
                                            ENDED
                                            JANUARY         JULY 3,      JUNE 28,       JUNE 29,      JUNE 30,         JULY 1,
                                            1, 2005         2004(2)        2003           2002           2001           2000
---------------------------------------    -----------    ------------   ----------    -----------    -----------    ------------

Ratio of earnings to fixed charges(1)         18.8x           18.6x        16.1x          16.4x          13.2x           10.8x

----------------

     (1) For the purpose of calculating this ratio, "earnings" consist of earnings before income taxes and fixed charges (exclusive of interest capitalized). "Fixed charges" consist of interest expense, capitalized interest and the estimated interest portion of rents.

     (2) The fiscal year ended July 3, 2004 was a 53-week year.


                         DESCRIPTION OF DEBT SECURITIES

     The debt securities to be offered will constitute either senior or subordinated debt of SYSCO and will be issued, in the case of senior debt, under a Senior Debt Indenture (the "Senior Debt Indenture"), as it may be amended and supplemented from time to time, between SYSCO and Wachovia National Bank, as successor to First Union National Bank of North Carolina, as Trustee, and, in the case of subordinated debt, under a Subordinated Debt Indenture (the "Subordinated Debt Indenture"), as it may be amended and supplemented from time to time, between SYSCO and the trustee to be named in any prospectus supplements relating to subordinated debt. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Wachovia National Bank of North Carolina and the trustee to be named in the prospectus supplements relating to subordinated debt, if any, are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The Senior Debt Indenture and form of Subordinated Debt Indenture are included as exhibits to the Registration Statement of which this prospectus is a part (the "Registration Statement"). The following summaries of certain provisions of the Indentures and the debt securities do not purport to be complete, and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the debt securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and certain covenants. See "Senior Debt" and "Subordinated Debt."

GENERAL

     The Indentures do not limit the amount of additional indebtedness we or any of our subsidiaries may incur. The debt securities will be unsecured senior or subordinated obligations of SYSCO.

     The Indentures provide that debt securities may be issued from time to time in one or more series. We have issued the following securities under the Senior Debt Indenture prior to the date of this prospectus:

     o    $150,000,000 of 6.5% Senior Notes due June 15, 2005;
     o    $200,000,000 of 7.0% Senior Notes due May 1, 2006;
     o $50,000,000 of 7.16% Debentures due April 15, 2027 (callable at the option of the holders on April 15, 2007);
     o    $225,000,000 of 6.5% Debentures due August 1, 2028;
     o    $100,000,000 of 7.25% Senior Notes due April 15, 2007;
     o    $200,000,000 of 4.6% Senior Notes due March 15, 2014; and
     o    $200,000,000 of 4.75% Senior Notes due July 30, 2005.

In addition, a wholly-owned subsidiary of SYSCO has issued, and SYSCO has wholly and unconditionally guaranteed, $200,000,000 of 6.1% Senior Notes due June 1, 2012 issued under a separate indenture, as to which Wachovia National Bank is also the trustee.

     Reference is made to the prospectus supplement for the following terms of and information relating to the debt securities of any series (to the extent such terms are applicable): (i) the classification as senior or subordinated debt securities, the specific designation, aggregate principal amount and purchase price; (ii) the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, will or may be payable; (iii) the date or dates of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) the interest rate or rates, if any, and the dates on which any such interest will be payable (or the method by which such rate or rates or dates will be determined);
(vi) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on such debt securities may be calculated, and any currencies, commodities or indices, or value, rate or price, relevant to such calculation; (vii) the place or places where the principal of, premium, if any, and interest, if any, on such debt securities will be payable; (viii) whether such debt securities will be issuable in registered form, without coupons, or bearer form, with or without coupons ("bearer securities") or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;
(ix) whether such debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global debt securities and if so, the identity of the depositary, if any, for such global debt securities; (x) any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts; (xi) the terms and conditions upon which and the manner in which such debt securities may be defeased or discharged if different from the defeasance provisions described below; and (xii) any other specific terms of such debt securities, including any additional or different events of default or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable Indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer securities (except when held in temporary global form) and the coupons, if any, appertaining thereto (except when attached to temporary global securities) will be transferable by delivery.

     Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest, or interest at a rate that at the time of issuance is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities (or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) are described in the relevant prospectus supplement.

     Debt securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more currencies, commodities, indices or other factors. Holders of such debt securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on such dates of the applicable currency, commodity, index or other factor. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, commodities, indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless otherwise set forth in the prospectus supplement, and except as set forth below under "--Merger or Consolidation," the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event of a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

GLOBAL SECURITIES

     Registered Global Securities. The registered debt securities of a series may be issued in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with (and registered in the name of) a depositary (a "Depositary") identified in the prospectus supplement relating to such series (or a nominee of the Depositary). Unless and until it is exchanged in whole for debt securities in "definitive" form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (A security held in "definitive" form is a certificated security other than a Global Security, meaning that it is not registered in the name of and held by a Depositary, and it is therefore not subject to the transfer restriction described immediately above.)

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Registered Global Security will be described in the prospectus supplement relating to such series. We anticipate that provisions substantially similar to the following will apply to all depositary arrangements. However, the operations and procedures of depositaries are solely within their control and are subject to changes by them. We do not take any responsibility for those operations and procedures. Thus, investors receiving interests in a Registered Global Security would need to contact the depositary or the participants in the depositary through which the investors hold their interests in order to discuss these matters.

     A depositary (such as, for example, the Depository Trust Company, or "DTC") is generally an entity created to hold securities for its participating organizations, referred to as "participants," and facilitate the clearance and settlement of transactions in those securities between DTC's participants through electronic book-entry changes in accounts of its participants. Participants generally include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to a depositary's system may also be available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of the depositary, either directly or indirectly, and these entities are referred to as "indirect participants."

     Therefore, ownership of beneficial interests in a Registered Global Security would be limited to persons that are participants in (i.e., persons who have accounts with) the Depositary and persons that hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such Registered Global Security beneficially owned by or through such participants. The accounts to be credited initially will be designated by any dealers, underwriters or agents participating in the distribution of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

     The laws of some states (and countries other than the United States) may require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons would be limited to that extent. Because a depositary can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a Global Security to pledge such interests to persons or entities that do not participate in the depositary's system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, we will consider the Depositary or its nominee, as the case may be, the sole owner and holder of the debt securities represented by the Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the debt securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders thereof under such Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security (and, if such person is not a participant, on the procedures of the participant through which such person owns its interest) to exercise any rights of a holder under such Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security generally either (i) authorizes the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action, or (ii) otherwise acts upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest, if any, on debt securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. Neither SYSCO, the Trustee, nor any of their agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depositary for any debt securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be the responsibility of such participants and will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers or registered in "street name."

     If the Depositary for any debt securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary (including its loss of eligibility to so serve because it is no longer a clearing agency registered under the Exchange Act), and we do not appoint a successor Depositary which is registered as a clearing agency under the Exchange Act within 90 days, we will issue such debt securities in definitive form in exchange for such Registered Global Security. In addition, we may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more Registered Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such debt securities. Any debt securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     Global Securities for Bearer Instruments. Debt securities of a series intended to trade in bearer form (referred to elsewhere herein as bearer securities) may also be represented by one or more Global Securities that will be deposited with a common depositary or with a nominee for such depositary, in either case as identified in the prospectus supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of bearer debt securities to be represented by a Global Security will be described in the prospectus supplement relating to such series.

SENIOR DEBT

     The debt securities (and, in the case of bearer securities, any coupons appertaining thereto) issued under the Senior Debt Indenture (referred to herein as the "senior debt securities") will rank pari passu with all of our other debt which is a) unsecured and unsubordinated debt and b) senior to the subordinated debt securities described below under "--Subordinated Debt." We have issued the following senior debt securities under the Senior Debt Indenture prior to the date of this prospectus:

     o    $150,000,000 of 6.5% Senior Notes due June 15, 2005;
     o    $200,000,000 of 7.0% Senior Notes due May 1, 2006;
     o $50,000,000 of 7.16% Debentures due April 15, 2027 (callable at the option of the holders on April 15, 2007);
     o    $225,000,000 of 6.5% Debentures due August 1, 2028;
     o    $100,000,000 of 7.25% Senior Notes due April 15, 2007;
     o    $200,000,000 of 4.6% Senior Notes due March 15, 2014; and
     o    $200,000,000 of 4.75% Senior Notes due July 30, 2005.

Our wholly-owned subsidiary also issued $200,000,000 of 6.10% Senior Notes, due June 1, 2012, which are wholly and unconditionally guaranteed by us, under a separate indenture. See "Description of the Notes" of the prospectus supplement for information regarding any additional debt securities issued after the date of this prospectus.

     Limitations on Liens. We covenant in the Senior Debt Indenture that we will not (nor will we permit any Subsidiary to) issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgage") upon any Principal Property or upon any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation's becoming a Subsidiary; (b) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a Subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to us or to a Subsidiary; (d) mortgages existing at the date of the initial issuance of any senior debt securities then outstanding; (e) mortgages on property of a person existing at the time such person is merged into or consolidated with SYSCO or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or a Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a), (b),
(d), (e) or (f); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement. Any mortgages permitted by any of the foregoing clauses (a) through (g) shall not extend to or cover any other Principal Property of ours or of one of our Subsidiaries, or any shares of stock or indebtedness of any such Subsidiary, subject to the foregoing limitations, other than the property, including improvements thereto, stock or indebtedness specified in such clauses. (Senior Debt Indenture Section 3.7).

     Notwithstanding the restrictions in the preceding paragraph, we or any Subsidiary of ours may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the senior debt securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 20% of SYSCO's Consolidated Net Tangible Assets. (Senior Debt Indenture
Section 3.7).

     Limitations on Sale and Lease-Back Transactions. We also covenant in the Senior Debt Indenture that we will not, nor will we permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and one of our Subsidiaries, or between Subsidiaries, unless: (a) we or such Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal
Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the senior debt securities, pursuant to the limitation on liens described above; or (b) the proceeds of such transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) (i) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of SYSCO or a Subsidiary (other than debt that is subordinated to the senior debt securities or debt to us or a Subsidiary) that matures more than 12 months after its creation or (ii) the purchase, construction or development of other comparable property. (Senior Debt Indenture Section 3.8).

     "Attributable Debt" with regard to a Sale and Lease-Back Transaction with respect to any property is defined in the Senior Debt Indenture to mean, at the time of determination, the lesser of: (a) the fair market value of such property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the Senior Debt Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" is defined in the Senior Debt Indenture to mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and of obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

     "Principal Property" is defined in the Senior Debt Indenture to mean the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant, any manufacturing, distribution or research facility or any self-serve center (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any Subsidiary and is located within the United States of America or Canada unless our Board of Directors has determined in good faith that such office, plant facility or center is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

     "Sale and Lease-Back Transaction" is defined in the Senior Debt Indenture to mean any arrangement with any person providing for the leasing by us or any Subsidiary of any Principal Property which property has been or is to be sold or transferred by us or such Subsidiary to such person.

     "Subsidiary"   is  defined  in  the  Senior  Debt  Indenture  to  mean  any corporation in which we and/or one or more of our Subsidiaries together own voting stock having the power to elect a majority of the board of directors of such corporation, directly or indirectly. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Senior Debt Indenture Section 1.1).

SUBORDINATED DEBT

     The debt securities (and, in the case of bearer securities, any coupons appertaining thereto) issued under the Subordinated Debt Indenture (referred to herein as the subordinated debt securities) will rank junior to "Senior Indebtedness" (as such term is defined in the Subordinated Debt Indenture). The payment of the principal, premium, if any, and interest on the subordinated debt securities is subordinated and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to the prior payment in full of all "Senior Indebtedness," as explained below.

     No Payment If Senior Indebtedness In Default. No payment (including the making of any deposit in trust with the Trustee in accordance with Section 10.1 of the Subordinated Debt Indenture) on account of principal, premium, if any, or interest on any subordinated debt securities (nor any payment to acquire any of the subordinated debt securities for cash or property) may be made if, at the time of such payment or immediately after giving effect thereto, either of the following is true:

     o there exists a default in the payment of the principal, premium, if any, or interest with respect to any Senior Indebtedness, when due and payable, whether at maturity, upon redemption, by declaration or otherwise; or
     o during certain "blockage periods" based on a non-monetary default with respect to Senior Indebtedness. A blockage period begins when holders of any Senior Indebtedness give written notice of certain types of events of default with respect to the Senior Indebtedness to the Trustee and us. The event of default must not be a default in the payment of principal, premium (if any), or interest, and it must permit the holders of the Senior Indebtedness to accelerate the maturity of the Senior Indebtedness. A blockage period will last 180 days, except that it will end earlier if the event of default has been cured or waived, or if the holders of the Senior Indebtedness send a notice to the Trustee and us terminating the blockage period.

          The Trustee may still make payments on subordinated debt securities during a blockage period, if the payments are made from monies or securities previously deposited with the Trustee pursuant to the terms of Section 10.1 of the Subordinated Debt Indenture, so long as at the time such deposit was made (and immediately after giving effect thereto) the above conditions did not exist.

          Once the blockage period expires, we will be obligated to promptly pay to subordinated debt holders all sums not paid during the blockage period. Only one such blockage period may be commenced within any 360 consecutive days. In addition, where an event of default exists on the day a blockage period is commenced, that event of default cannot be made the basis for a second blockage period until the earlier default was cured or waived for a period of at least 90 consecutive days.

(Subordinated Debt Indenture, Section 13.2).

     Priority of Senior Indebtedness. The holders of Senior Indebtedness will be entitled to require payment in full of all principal, premium (if any), and interest on the Senior Indebtedness before subordinated debt holders may receive any payment of principal, premium (if any), or interest on the subordinated debt securities, or any payment to acquire any of the subordinated debt securities, upon any of the following events:

     o insolvency, bankruptcy proceedings, receivership, liquidation or reorganization of SYSCO under Federal or state law, or similar proceedings, relative to SYSCO or its creditors, or its property;
     o    voluntary liquidation, dissolution or winding up of SYSCO;
     o an assignment for the benefit of creditors or any other marshalling of assets of SYSCO (whether or not involving insolvency or bankruptcy); or
     o a declaration that any subordinated debt security is due and payable before its expressed maturity because of the occurrence of an Event of Default under the Subordinated Debt Indenture (see "Events of Default" below).

     However, the Trustee may nonetheless make payments on a subordinated debt security under such circumstances if the payment is made from monies or securities previously deposited with the Trustee pursuant to the terms of
Section 10.1 of the Subordinated Debt Indenture, so long as at the time such deposit was made (or immediately after giving effect thereto) the above conditions did not exist. (Subordinated Debt Indenture, Section 13.3).

     Under the Subordinated Debt Indenture, the term "Senior Indebtedness" means
(a) all indebtedness and obligations of SYSCO existing on the date of the Subordinated Debt Indenture or created, incurred or assumed thereafter, and which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any assets or services of any kind; (iv) are obligations as lessee under any lease of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations with respect to letters of credit or other similar instruments; (vi) are obligations under interest rate, currency or other indexed exchange agreements, agreements for caps or floors on interest rates, foreign exchange agreements or any other similar agreements;  (vii) are  obligations  under any  guaranty,  endorsement  or other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness or obligations of other persons of the types referred to in clauses
(i) through (vi) above (other than endorsements for collection or deposits in the ordinary course of business); or (viii) are obligations of other persons of the type referred to in clauses (i) through (vii) above secured by a lien to which any of our properties or assets are subject, whether or not the obligations secured thereby shall have been issued by us or shall otherwise be our legal liability; and (b) any deferrals, renewals, amendments, modifications, refundings or extensions of any such indebtedness or obligations of the types referred to above. However, notwithstanding the foregoing, Senior Indebtedness does not include (1) any indebtedness of SYSCO to any of our subsidiaries, (2) any indebtedness or obligation of SYSCO which by its express terms is stated to be not superior in the right of payment to the subordinated debt securities or to rank pari passu with, or to be subordinated to, the subordinated debt securities, or (3) any indebtedness or obligation incurred by us in connection with the purchase of any assets or services in the ordinary course of business and which constitutes a trade payable or account payable. (Subordinated Debt Indenture, Section 1.1).

     By reason of such subordination, in the event of insolvency, holders of subordinated debt securities who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

MERGER OR CONSOLIDATION

     Each of the Indentures provides that we may merge or consolidate with any other person or persons (whether or not affiliated with us), and we may sell, convey, transfer or lease all or substantially all of our property to any other person or persons (whether or not affiliated with us), so long as we meet the following conditions:

     1. Either (a) the transaction is a merger or consolidation, and SYSCO is the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease substantially all of our property) is a corporation organized under the laws of the United States or any state thereof and expressly assumes, by supplemental indenture satisfactory to the Trustee, all of our obligations under the Indenture and the relevant debt securities and coupons; and
     2. Immediately after giving effect to the transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing with respect to any series of debt security outstanding under the relevant Indenture.

(Senior and Subordinated Debt Indentures, Section 9.1).

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the Indenture and automatically be substituted for us in the Indenture and as issuer of the debt securities. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), SYSCO will be discharged from all obligations and covenants under the Indenture and all debt securities issued thereunder and may be liquidated and dissolved. (Senior and Subordinated Debt Indentures, Section 9.2).

EVENTS OF DEFAULT

     An Event of Default is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being: (a) default in payment of any principal of or premium, if any, on the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise (including a default in the deposit of any sinking fund payment with respect to the debt securities of such series when and as due); (b) default for 30 days in payment of any interest on any debt securities of such series; (c) default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the debt securities of such series or such Indenture other than a covenant or agreement which is not applicable to the debt securities of such series, or a covenant or agreement with respect to which more particular provision is made; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided in the supplemental indenture under which such series of debt securities is issued, or in the form of debt security for such series. (Senior and Subordinated Debt Indentures, Section 5.1).

     Under each Indenture, if an Event of Default occurs and is continuing with respect to a series, then either the Trustee or the holders of 25% or more in principal amount of the outstanding debt securities of the affected series (voting as a single class) may declare the principal (or such portion thereof as may be specified in the terms thereof) of all debt securities of all affected series (plus any interest accrued thereon) to be due and payable immediately (unless the principal of such series has already become due and payable). However, upon certain conditions, such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the outstanding debt securities of all such affected series (treated as one class). If an Event of Default due to certain events of bankruptcy, insolvency or reorganization shall occur, the principal (or such portion thereof as may be specified in the terms thereof) of and interest accrued on all debt securities then outstanding shall become due and payable immediately, without action by the Trustees or the holders of any such debt securities. (Senior and Subordinated Debt Indentures, Sections 5.1 and 5.10).

     Each Indenture entitles the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Senior and Subordinated Debt Indentures, Sections 5.6 and 6.2). Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred or the Trustee with respect to such series. (Senior and Subordinated Debt Indentures, Section 5.9). The Indenture does not require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there are reasonable grounds for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it. (Senior and Subordinated Debt Indentures, Section 6.1).

     Each Indenture provides that no holder of debt securities of any series or of any coupon issued under such Indenture may institute any action against SYSCO under such Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless (1) such holder previously shall have given to the Trustee written notice of default and continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (3) the Trustee shall not have instituted such action within 60 days of such request, and (4) the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under such Indenture (treated as one class). (Senior and Subordinated Debt Indentures, Sections 5.6 and 5.9).

     Each  Indenture  contains a covenant  that we will file  annually  with the
Trustee a certificate stating whether or not we are in compliance (without regard to grace periods or notice requirements) with all conditions and covenants of the Indenture and, if we are not in compliance, describing the nature and status of the non-compliance. (Senior and Subordinated Debt Indentures, Section 3.5).

DEFEASANCE

     Each Indenture provides that we may defease and be discharged from any and all obligations (except as described below) with respect to the debt securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on such debt securities. Such defeasance does not apply to obligations related to the following (the "Surviving Obligations"):

     o registration of the transfer or exchange of the debt securities of such series and of coupons appertaining thereto;
     o    Issuer's right to optional redemption, if any;
     o substitution of mutilated, destroyed, lost or stolen debt securities of such series or coupons appertaining thereto;
     o maintenance of an office or agency in respect of the debt securities of such series;
     o receipt of payment of principal and interest on the stated due dates (but any rights of holders to force redemption of the debt securities does not survive);
     o    rights, obligations, duties and immunities of the Trustee; and
     o rights of Holders as beneficiaries of any trust created as described above for purposes of the defeasance.

     In addition, each Indenture provides that with respect to each series of debt securities issued under such Indenture, even if the debt securities will not become due and payable within one year, we may elect either (a) to defease and be discharged from all obligations with respect to the debt securities of such series (except for the Surviving Obligations) or (b) to be released from only the restrictions described under "Senior Debt," if applicable, and "Merger or Consolidation" and, to the extent specified in connection with the issuance of such series of debt securities, other covenants applicable to such series of debt securities, by meeting certain conditions. Those conditions include depositing with the Trustee (or other qualifying trustee), in trust for such purpose, money (or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money) in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on the debt securities of such series. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of such Indenture.

     In the event of any defeasance of any series of subordinated debt securities issued thereunder, the Subordinated Debt Indenture provides that holders of all outstanding Senior Indebtedness will receive written notice of such defeasance. (Senior and Subordinated Debt Indentures, Section 10.1).

     The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of debt securities, and any such modification will be described in the applicable prospectus supplement.

MODIFICATION OF THE INDENTURES

     Under each of the Indentures, we may enter into supplemental indentures with the Trustee without the consent of the holders of debt securities in order to accomplish any of the following: (a) secure any debt securities, (b) evidence the assumption by a successor corporation of our obligations, (c) add covenants or Events of Default for the protection of the holders of any debt securities,
(d) cure any ambiguity or correct any inconsistency in such Indenture or add any other provision which shall not adversely affect the interests of the holders of the debt securities, (e) establish the forms or terms of debt securities of any series or of the coupons appertaining to such debt securities, and (f) evidence the acceptance of appointment by a successor trustee. (Senior and Subordinated Debt Indentures, Section 8.1).

     Each Indenture also contains provisions permitting the Trustee and us, with the consent of the holders of not less than a majority in principal amount of the debt securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected. However, we may not do any of the following without the consent of the holder of each outstanding debt security affected thereby:

     o extend the final maturity of any debt security, or reduce the principal amount thereof,
     o reduce the rate (or alter the method of computation) of interest thereon or extend the time for payment thereof,
     o reduce (or alter the method of computation of) any amount payable on redemption or repayment thereof or extend the time for payment thereof,
     o change the currency in which the principal thereof, premium, if any, or interest thereon is payable,
     o    reduce the amount payable upon acceleration,
     o alter certain provisions of the Indenture relating to the debt securities issued thereunder not denominated in U.S. dollars,
     o impair or affect the right to institute suit for the enforcement of any payment on any debt security when due,
     o if the debt securities provide therefor, any right of repayment at the option of the holder of such debt securities, or
     o reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications.

(Senior and Subordinated Debt Indentures, Section 8.2).

     In addition, the Subordinated Debt Indenture provides that it may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of Senior Indebtedness then outstanding whose rights would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6).

GOVERNING LAW

     Each of the Indentures provides that it and the debt securities issued thereunder shall be deemed to be a contract under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

CONCERNING THE SENIOR DEBT INDENTURE TRUSTEE

     Wachovia National Bank, the Trustee under the Senior Debt Indenture, is one of a number of banks with which we maintain ordinary banking relationships.



                              PLAN OF DISTRIBUTION

     We may sell the debt securities being offered hereby in four ways:

     o    directly to purchasers;
     o    through agents;
     o    through underwriters; and
     o    through dealers.

     Offers to purchase debt securities may be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any debt securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to such debt securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. We may agree to indemnify any such agents against certain liabilities, including liabilities under the Securities Act. Such agents might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

     We might conduct an offering of debt securities through underwriters (by entry into an underwriting agreement) from time to time. If we do so, we will name the underwriters and describe the terms of our sale of the securities to them in the prospectus supplement relating to such debt securities, which will be used by the underwriters to make resales of such debt securities. We might agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. Such underwriters might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

     We might conduct an offering of debt securities through dealers from time tot time. If we do so, we would sell such debt securities to the dealer, as principal. The dealer might then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. We might agree to indemnify the dealers against certain liabilities, including liabilities under the Securities Act. Such dealers might also be customers of ours, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

     We might also authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase debt securities from us at a particular public offering price pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a particular the date or dates. If we do so, we will describe such Contracts in the relevant prospectus supplement, including the price and date or prices and dates provided by such Contracts.
Contracts  may be entered  into for a variety  of  reasons,  including  (without limitation) the need to assemble a pool of collateral, the need to match a refunding date or interest coupon date, or to meet the business needs of the purchaser. Each Contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that (i) the purchase by a purchaser of the debt securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject and (ii) we shall have sold, and delivery shall have taken place to the underwriters named in the prospectus supplement, such part of the debt securities as is to be sold to them. The prospectus supplement will set forth the commission payable to agents, underwriters or dealers soliciting purchases of debt securities pursuant to Contracts accepted by us. The underwriters and such agents or dealers will not have any responsibility in respect of the validity or performance of Contracts.

     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

                                  LEGAL MATTERS

     The validity of the debt securities is being passed upon for SYSCO by Arnall Golden Gregory LLP, Atlanta, Georgia. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden Gregory LLP), is a director of SYSCO. As of April 15, 2005, attorneys with Arnall Golden Gregory LLP beneficially owned an aggregate of approximately 110,975 shares of SYSCO's common stock.

     Certain legal matters relating to offerings of debt securities will be passed upon on behalf of the applicable dealers, underwriters or agents by counsel named in the applicable prospectus supplement.


                                     EXPERTS

     The consolidated financial statements of Sysco Corporation appearing in Sysco Corporation's Annual Report (Form 10-K) for the year ended July 3, 2004 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of Sysco Corporation for the quarters ended October 2, 2004 and January 1, 2005, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated November 10, 2004 and February 10, 2005, included in Sysco Corporation's Quarterly Reports on Form 10-Q for the quarters ended October 2, 2004 and January 1, 2005, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their reports on the unaudited interim financial information because those reports are not "reports," or a "part" of the Registration Statement, prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.


                       WHERE YOU CAN FIND MORE INFORMATION

     SYSCO files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SYSCO's SEC filings made via the EDGAR system, including periodic and current reports, proxy statements, and other information regarding SYSCO are also available to the public at the SEC's web site at http://www.sec.gov., and are also available on SYSCO's website, www.SYSCO.com.

     The SEC allows SYSCO to "incorporate by reference" information we file with the SEC, which means that SYSCO can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

     The following documents filed by SYSCO (File No. 1-06544) with the SEC are incorporated by reference in and made a part of this prospectus:

     o SYSCO's Annual Report on Form 10-K for the fiscal year ended July 3, 2004;

     o SYSCO's Quarterly Report on Form 10-Q for the quarter ended October 2, 2004;

     o SYSCO's Quarterly Report on Form 10-Q for the quarter ended January 1, 2005;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2004;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2005;

     o SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2005; and

     o The description of SYSCO's common stock contained in SYSCO's registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description, including the update contained in SYSCO's Current Report on Form 8-K filed on October 26, 2000.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

     You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:


                                            Sysco Corporation
                                            Michael C. Nichols, Secretary
                                            1390 Enclave Parkway
                                            Houston, Texas 77077-2099
                                            Telephone:  (281) 584-1390

                                TABLE OF CONTENTS
                                                                           PAGE

PROSPECTUS SUMMARY............................................................3
SYSCO CORPORATION.............................................................3
THE OFFERING..................................................................4
RISK FACTORS..................................................................4
FORWARD LOOKING STATEMENTS....................................................5
USE OF PROCEEDS...............................................................6
RATIO OF EARNINGS TO FIXED CHARGES............................................6
DESCRIPTION OF DEBT SECURITIES................................................6
PLAN OF DISTRIBUTION.........................................................14
LEGAL MATTERS................................................................15
EXPERTS......................................................................15
WHERE YOU CAN FIND MORE INFORMATION..........................................15

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         Securities and Exchange Commission Filing Fee.................$176,550
         Rating Agency Fees.............................................600,000*
         Fees and Expenses of Indenture Trustees........................150,000*
         Printing Expenses..............................................100,000*
         Accountants' Fees and Expenses.................................225,000*
         Legal Fees and Expenses........................................225,000*
         Blue Sky Fees and Expenses......................................20,000*
         Miscellaneous Expenses...........................................3,450*

                  Total..............................................$1,500,000*
                                                                       ========
         * estimated

ITEM 15.  Indemnification of Directors and Officers


     Charter and Bylaws. SYSCO's Certificate of Incorporation and Bylaws provide for indemnification of SYSCO's directors, officers, employees and other agents ("Agents") against all expense, liability and loss reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an Agent of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law (except that generally, indemnification is not available for proceedings brought by the Agent). This indemnification extends also to persons who serve as Agents for any entity at SYSCO's request, including, for example, persons who serve as Agents for SYSCO's employee benefit plans. In addition, SYSCO's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breaches of fiduciary duty.

     Delaware Law. The Delaware General Corporation Law currently requires SYSCO to indemnify an Agent for all expenses incurred by him (including attorney's fees) when he is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he is or was SYSCO's Agent. In addition, with respect to all Proceedings other than Proceedings by or in the right of the corporation (such as derivative lawsuits), Delaware law allows SYSCO to indemnify an Agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, even if the Agent is not successful on the merits, if he or she:

     o    acted in good faith;
     o acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and
     o in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

SYSCO may indemnify Agents with respect to Proceedings brought by or in the right of the corporation (i.e., derivative lawsuits) to the same extent as with respect to other Proceedings, except that if the Agent is held liable to SYSCO in the Proceeding, then SYSCO may not indemnify the Agent unless the court determines that even though the Agent was held liable to SYSCO, the Agent is nonetheless fairly and reasonably entitled to indemnification.

     Except for indemnification mandated by law or ordered by a court, SYSCO may not indemnify an Agent without a formal determination that the required criteria have been met. In the case of officers and directors, the determination must be made by a majority of the disinterested directors (or a committee appointed by them), independent legal counsel in a written opinion, or the stockholders.

     SYSCO may advance expenses incurred by a current officer or director in defending a Proceeding before the final disposition of the Proceeding, if the officer or director undertakes to repay the advanced amounts in the event it is ultimately determined that he or she is not entitled to be indemnified. SYSCO may advance expenses to other Agents upon whatever terms and conditions it deems appropriate.

     Plan Provisions and Other Contractual Arrangements. Certain of SYSCO's employee benefit plans provide indemnification of directors and other Agents against certain claims arising from administration of such plans. In addition, SYSCO's Executive Severance Agreements entitle executive officers to require an indemnification agreement from SYSCO before taking any action otherwise required by the officer's Severance Agreement for the purpose of minimizing adverse tax consequences resulting from potential "parachute" payments under the Internal Revenue Code.

     D&O Insurance. SYSCO maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

ITEM 16.  Exhibits

         Exhibit
           No.      Description
         --------   -----------

          4(a) Senior Debt Indenture, dated as of June 15, 1995, between Sysco Corporation and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 33-60023).

          4(b) Form of Subordinated Debt Indenture between Sysco Corporation and _______, as Trustee (Incorporated by reference to Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-60023)).

          *5 Opinion of Arnall Golden Gregory LLP, as to the validity of the debt securities to be issued.

          *12       Computation of Ratio of Earnings to Fixed Charges.

          *15 Letter from Ernst & Young regarding unaudited interim financial information.

          *23(a)    Consent of Ernst & Young.

          23(b) Consent of Arnall Golden Gregory LLP, is contained in the opinion filed as Exhibit 5.

          *25(a) Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of Wachovia National Bank.

---------------------
* Filed herewith.


ITEM 17.  Undertakings

     The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 19, 2005.

                                       SYSCO CORPORATION


                                       By:  /s/ Richard J. Schnieders
                                            ------------------------------------
                                            Richard J. Schnieders
                                            Chairman of the Board and Chief
                                            Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Michael C. Nichols and John K. Stubblefield, Jr., or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                     TITLE                                                  DATE
---------                                     -----                                                  ----

/s/ Richard J. Schnieders                     Chairman of the Board and Chief Executive Officer
------------------------------------          (principal executive officer)                          April 19, 2005
Richard J. Schnieders

                                              Executive Vice President, Finance, Chief Financial
/s/ John K. Stubblefield, Jr.                 Officer and Director
------------------------------------          (principal financial and accounting officer)           April 19, 2005
John K. Stubblefield, Jr.

/s/ Colin G. Campbell
------------------------------------          Director                                               April 19, 2005
Colin G. Campbell

/s/ John M. Cassaday
------------------------------------          Director                                               April 19, 2005
John M. Cassaday

/s/ Judith B. Craven
------------------------------------          Director                                               April 19, 2005
Judith B. Craven

/s/ Jonathan Golden
------------------------------------          Director                                               April 19, 2005
Jonathan Golden

/s/ Joseph A. Hafner, Jr.
------------------------------------          Director                                               April 19, 2005
Joseph A. Hafner, Jr.

/s/ Thomas E. Lankford
------------------------------------          Director                                               April 19, 2005
Thomas E. Lankford

/s/ Richard G. Merrill
------------------------------------          Director                                               April 19, 2005
Richard G. Merrill

/s/ Phyllis S. Sewell
------------------------------------          Director                                               April 19, 2005
Phyllis S. Sewell

/s/ Richard G. Tilghman
------------------------------------          Director                                               April 19, 2005
Richard G. Tilghman

/s/ Jackie M. Ward
------------------------------------          Director                                               April 19, 2005
Jackie M. Ward